Exhibit 3.01(b)
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
WILLIAMS CONTROLS, INC.

WILLIAMS CONTROLS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY THAT:

FIRST: That a meeting of the Board of Directors of WILLIAMS CONTROLS, INC., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable, and to present said amendment at the annual meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the present Article SEVENTH of the Corporation’s Certificate of Incorporation shall be replaced in its entirety by the following:

“SEVENTH: The business and affairs of this corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall consist of one or more members which may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this corporation. Election of directors or their appointment need not be by written ballot unless required by the Bylaws. The requisite quorum for the transaction of business at a meeting of the Board of Directors shall consist of one-third of the total number of directors.

At the annual meeting of stockholders at which this Article is adopted, the directors shall be divided into three classes, designated Class I, Class II, and Class III, each director to serve for a three-year term and each class to be as nearly equal in number as possible. The initial term of office of the Class III directors shall expire at the corporation’s first subsequent annual meeting following adoption of this Article, the initial term of office of the Class II directors shall expire at the corporation’s second subsequent annual meeting following adoption of this Amendment, and the initial term of office of the Class I directors shall expire at the corporation’s third subsequent annual meeting following adoption of this article. Upon expiration of these initial terms, directors elected to succeed to those directors whose terms have expired shall be elected for three-year terms of office.

If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, the equality of the number of directors in each class. If such equality is not possible, the increase or decrease shall be apportioned among the classes in such a way that the difference in the number of directors in any two classes shall not exceed one. In no case will a decrease in the number of directors shorten the term of any incumbent director.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

A. To manage and govern the corporation by majority vote of members presented at any regular or special meeting at which a quorum shall be present unless the act of a greater number is required by the laws of Delaware, the Certificate of Incorporation or the Bylaws of this corporation.

B. To determine from time to time whether, to what extent, at what times and places and under what conditions and regulations the accounts, books and papers of the corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or document of the corporation, except as and to the extent expressly provided by law with reference to the right of stockholders to examine the original or duplicate stock ledger, or otherwise expressly provided by law, or except as expressly authorized by resolution of the Board of Directors.

C. Except to the extent prohibited by law, the Board of Directors shall have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members including without limitation the vote required for any action by the Board of Directors, and that from time to time shall affect the directors’ power to manage the business and affairs of the corporation; and no Bylaw shall be adopted by stockholders which shall impair or impede the implementation of the foregoing.

D. To adopt, amend, or repeal the Bylaws of the corporation.

SECOND: That at the annual meeting of the stockholders of said corporation duly called and held on February 22, 1995,, the proposed amendment was presented to the stockholders for their approval, and the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, WILLIAMS CONTROLS, INC. has caused this certificate to be signed by Thomas W. Itin, its President, and Robert R. Hebard, one of its Assistant Secretaries, this 27th day of February, 1995.

ATTEST: By: Robert R. Hebard Robert R. Hebard Assistant Secretary	WILLIAMS CONTROLS, INC. By: Thomas W. Itin Thomas W. Itin, President